UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2013

Digital Generation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The 2012 Annual Meeting of Stockholders of Digital Generation, Inc. (the “Company”) was held at the Omni Mandalay Hotel Las Colinas, 221 E. Las Colinas Blvd., Irving, TX 75039, on February 21, 2013 at 10:00 a.m. local time. The Company previously filed with the Securities and Exchange Commission the proxy statement and related materials pertaining to this meeting. On the record date of January 24, 2013, there were 27,667,730 shares of the Company’s common stock outstanding and eligible to vote. A total of 16,162,136 shares of the Company’s common stock were present or represented by proxy at the meeting, representing approximately 58.4% of the Company’s shares outstanding as of the record date. The matters submitted for a vote and the related results are as follows:

Proposal 1: Election of Directors

Elected the following three nominees to the Board of Directors to serve as directors until their respective successors are elected and qualify.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
David M. Kantor	8,665,228	7,496,908	0
Melissa Fisher	14,951,229	1,210,907	0
Peter Markham	14,951,354	1,210,782	0

Proposal 2: Approval of the Compensation of our Named Executive Officers

Did not approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tables in the proxy statement. There were 6,258,392 votes for the proposal, 9,614,366 votes against the proposal, 289,378 abstentions and 0 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION, INC.

Date: February 26, 2013	By:	/s/ Sean N. Markowitz
Name: Sean N. Markowitz
Title: General Counsel